                                                                    EXHIBIT 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                                     SIX MONTHS
                                        YEAR ENDED                                                                      ENDED
                                        DECEMBER 31,                                                                   JUNE 30,
                                            1996           1997           1998           1999            2000            2001
                                         ---------      ---------      ---------      ---------       ---------       ---------
Income (loss) before income
   taxes and minority interest ....      $  65,419      $  82,813      $ 138,167      $(130,998)      $ (97,751)      $ (96,433)
                                         ---------      ---------      ---------      ---------       ---------       ---------
Fixed charges:
   Interest expense and
     amortization of debt
     issuance costs ...............            $--            $--      $  14,908      $  17,769       $  18,606       $   9,641
   Interest portions of leases ....          2,900          4,133          3,600          5,033           6,133           3,454
                                         ---------      ---------      ---------      ---------       ---------       ---------

Total fixed charges (B)
                                         $   2,900      $   4,133      $  18,508      $  22,802       $  24,739       $  13,095
                                         =========      =========      =========      =========       =========       =========

Income (loss) before income
   taxes and minorities
   interest plus fixed
   charges (A) ....................      $  68,319      $  86,946      $ 156,675      $(108,196)      $ (73,012)      $ (83,338)
                                         ---------      ---------      ---------      ---------       ---------       ---------

Ratio of earnings to fixed
   charges (A/B) ..................          23.6x          21.0x           8.5x         --x(1)          --x(1)          --x(1)
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(1) During the six months ended June 30, 2001 and the fiscal years ended
December 31, 2000 and 1999, there was a deficiency of earnings to cover fixed charges of approximately $96.4 million, $97.8 million and $131 million, respectively.